Filed pursuant to Rule 433

Registration Statement No. 333-209421

October 25, 2016

United Mexican States

Final Terms and Conditions

1.375% Notes due 2025

Issuer:	United Mexican States

Transaction:	1.375% Notes due 2025 (the “2025 Notes”)

Issue Currency:	Euro

Issue Size:	€1,200,000,000

Ratings:	A3(negative)/BBB+(negative)/BBB+(stable) (Moody’s/Standard & Poor’s/Fitch)*

Maturity Date:	January 15, 2025

Pricing Date:	October 25, 2016

Settlement Date:

November 1, 2016 (T+5)

It is expected that delivery of the 2025 Notes will be made against payment therefor on the fifth day following the Pricing Date of the 2025 Notes (such settlement cycle being referred to herein as “T+5”). Trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the 2025 Notes on the date hereof or the next three business days will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the 2025 Notes who wish to trade the 2025 Notes on the date hereof or the next three succeeding business days should consult their own advisors.

Coupon:	1.375%

Coupon Payment Frequency:	Annual

Issue Price:	99.127%, plus accrued interest, if any, from November 1, 2016

Yield to Maturity:	1.489%

Re-offer Spread over Interpolated Mid Swap:	+125 bps

Reference Interpolated Mid Swap Rate:	0.239%

Re-offer Spread over Benchmark:	+173.4 bps

Reference Benchmark:	DBR 1.000% due August 15, 2024

Reference Benchmark Rate:	-0.245%

Interest Payment Dates:	January 15 of each year, commencing January 15, 2017 (subject to interest payment date convention disclosed in the prospectus supplement). Interest accrues from November 1, 2016 (short first coupon).

Optional Redemption:	Make-Whole Call calculated at German Government Bundesanleihe +25 bps (at any time or from time to time prior to maturity upon giving no less than 30 days’ nor more than 60 days’ notice)

Gross Proceeds:	€1,189,524,000

Ranking:	Senior Unsecured

Governing Law:	State of New York

Registration:	SEC Registered

Authorized Denominations:	€100,000 and integral multiples of €1,000 in excess thereof

Day Count:	Act/Act

Underwriting Discount:	0.170%

Listing/Trading:	Application will be made to the Luxembourg Stock Exchange—Euro MTF Market Luxembourg

ISIN:	XS1511779305

Common Code:	151177930

Joint Book- Running Managers /Allocation:	Banco Santander, S.A. BNP Paribas Citigroup Global Markets Limited	(33.333%) (33.333%) (33.334%)

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independent of each other securities rating.

A prospectus dated February 8, 2016, accompanies this free writing prospectus and is available from the Securities and Exchange Commission’s website at http://www.sec.gov/Archives/edgar/data/101368/000119312516453142/d113915dsb.htm . A preliminary prospectus supplement, subject to completion, dated October  25, 2016, for the 2025 Notes, is available from the Securities and Exchange Commission’s website at http://www.sec.gov/Archives/edgar/data/101368/000119312516745662/d274795d424b2.htm .

Mexico’s annual report on Form 18-K for the fiscal year ended December  31, 2015 is available from the SEC’s website at: http://www.sec.gov/Archives/edgar/data/101368/000119312516743751/d272307dex99d.htm.

The issuer has filed a registration statement (including the prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banco Santander, S.A. toll-free at +44-207756-6802, BNP Paribas toll-free at +1-800-854-5674 or Citigroup Global Markets Limited toll-free at +1-800-831-9146.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

Filed pursuant to Rule 433

Registration Statement No. 333-209421

October 25, 2016

United Mexican States

Final Terms and Conditions

3.375% Notes due 2031

Reopening

Issuer:	United Mexican States

Transaction:	3.375% Notes due 2031 (the “2031 Notes”)

Issue Currency:	Euro

Issue Size:	€700,000,000 (brings total size to €1,700,000,000)

Ratings:	A3(negative)/BBB+(negative)/BBB+(stable) (Moody’s/Standard & Poor’s/Fitch)*

Maturity Date:	February 23, 2031

Pricing Date:	October 25, 2016

Settlement Date:

November 1, 2016 (T+5)

It is expected that delivery of the 2031 Notes will be made against payment therefor on the fifth day following the Pricing Date of the 2031 Notes (such settlement cycle being referred to herein as “T+5”). Trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the 2031 Notes on the date hereof or the next three business days will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the 2031 Notes who wish to trade the 2031 Notes on the date hereof or the next three succeeding business days should consult their own advisors.

Coupon:	3.375%

Coupon Payment Frequency:	Annual

Issue Price:	114.285% of the principal amount of the 2031 Notes, plus accrued interest from, and including, February 23, 2016, to, but excluding, November 1, 2016. The amount of accrued interest on the 2031 Notes is €16,266,393.44.

Yield to Maturity:	2.200%

Re-offer Spread over Benchmark:	+199.3 bps

Reference Benchmark:	DBR 5.500% due January 4, 2031

Reference Benchmark Rate:	0.207%

Interest Payment Dates:	February 23 of each year, commencing February 23, 2017 (subject to interest payment date convention disclosed in the prospectus supplement)

Optional Redemption:	Make-Whole Call calculated at German Government Bundesanleihe +50 bps (at any time or from time to time prior to maturity upon giving no less than 30 days’ nor more than 60 days’ notice)

Gross Proceeds:	€799,995,000 (excluding accrued interest)

Ranking:	Senior Unsecured

Governing Law:	State of New York

Registration:	SEC Registered

Authorized Denominations:	€100,000 and integral multiples of €1,000 in excess thereof

Day Count:	Act/Act

Underwriting Discount:	0.190%

Listing/Trading:	Application will be made to the Luxembourg Stock Exchange - Euro MTF Market Luxembourg

ISIN:	XS1369323149

Common Code:	136932314

Joint Book-Running Managers/Allocation:	Banco Santander, S.A. BNP Paribas Citigroup Global Markets Limited	(33.333%) (33.333%) (33.334%)

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independent of each other securities rating.

A prospectus dated February 8, 2016, accompanies this free writing prospectus and is available from the Securities and Exchange Commission’s website at http://www.sec.gov/Archives/edgar/data/101368/000119312516453142/d113915dsb.htm . A preliminary prospectus supplement, subject to completion, dated October  25, 2016, for the 2031 Notes, is available from the Securities and Exchange Commission’s website at http://www.sec.gov/Archives/edgar/data/101368/000119312516745662/d274795d424b2.htm .

Mexico’s annual report on Form 18-K for the fiscal year ended December  31, 2015 is available from the SEC’s website at: http://www.sec.gov/Archives/edgar/data/101368/000119312516743751/d272307dex99d.htm.

The issuer has filed a registration statement (including the prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banco Santander, S.A. toll-free at +44-207756-6802, BNP Paribas toll-free at +1-800-854-5674 or Citigroup Global Markets Limited toll-free at +1-800-831-9146.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.